Exhibit 99.1
BOB EVANS ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS
Company reports 19.6 percent EPS increase; reaffirms previous reported EPS estimate of $1.77 to $1.84 for fiscal 2008
COLUMBUS, Ohio — Feb. 12, 2008 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the third fiscal quarter ended Friday, Jan. 25, 2008. To view additional financial information, see the Company’s Current Report on Form 8-K filed in conjunction with this release, or go to the Company’s Web site at www.bobevans.com, click on Investors and then Company News and Events.
Third-quarter results
Reported net sales were $449.7 million for the third quarter of fiscal 2008, a 7.1 percent revenue increase compared to $419.9 million in the third quarter of fiscal 2007. Reported net income was $20.0 million, or $0.61 per diluted share, for the third quarter of fiscal 2008. This compares with reported net income of $18.7 million, or $0.51 per share, in the third quarter of fiscal 2007, a 7.0 percent net income increase and a 19.6 percent EPS increase.
This year’s third-quarter reported results include the favorable impact of:
•	Pretax income of $6.6 million related to the first-time recognition of gift-certificate and gift-card “breakage” (gift certificates and gift cards that consumers fail to redeem) at Bob Evans Restaurants, which benefited the “Net Sales” line of the restaurant segment income statement. This benefit is for all historical gift certificate and gift card issuance through the third quarter of fiscal 2008, as the Company believes it now has sufficient historical redemption information to recognize breakage. The Company will continue to recognize breakage in the future, but does not expect the annual impact to be material.

•	A pretax gain of $0.1 million from the sale of real estate assets, which is less than the $0.9 million in pretax gains from the sale of real estate assets that the Company recorded in the third quarter of fiscal 2007. This impacts the “SG&A” line of the restaurant segment’s income statement. The Company now expects to record approximately $2.5 million in gains on asset sales in fiscal 2008, compared to the $4.4 million that the Company recorded in fiscal 2007. This is lower than the Company’s previous estimate for fiscal 2008 of $4 million to $5 million.

•	A diluted weighted average number of shares outstanding of approximately 32.6 million in the third quarter of fiscal 2008, compared to 36.7 million in the third quarter of fiscal 2007. The company repurchased 2.3 million shares during the quarter for a total of 4.4 million during fiscal 2008 to date.

This year’s third-quarter reported results include the negative impact of:
•	A pretax charge of $3.7 million related to nine underperforming Bob Evans Restaurants that the Company closed in February. This charge impacts the “SG&A” line of the restaurant segment income statement.

•	A pretax charge of $0.7 million to settle a dispute with a third party. This charge impacts the “SG&A” line of the restaurant segment income statement.

•	Net interest expense of $3.0 million in the third quarter of fiscal 2008, compared to $2.1 million in the third quarter of fiscal 2007. This increased interest expense is the result of additional debt incurred to fund the Company’s share repurchase program. The Company has repurchased a total of 4.4 million shares during fiscal 2008, compared to a total of 2.0 million shares during the full 2007 fiscal year.

•	A tax rate of 32.7 percent compared to 31.5 percent in the third quarter of fiscal 2007. The year-over-year increase is primarily the result of state tax law changes.
A line-by-line summary of the Company’s reported consolidated third-quarter fiscal 2008 income statement is below. Note that all third-quarter fiscal 2008 results expressed as a percentage of net sales include the favorable impact of the previously mentioned $6.6 million benefit for gift-certificate and gift-card breakage at Bob Evans Restaurants.
•	Net sales — Reported net sales were $449.7 million in the third quarter of fiscal 2008 compared to $419.9 million in the third quarter of fiscal 2007, a 7.1 percent increase. This improvement is the result of the gift-certificate and gift-card breakage cited above, as well as same-store sales increases at Bob Evans Restaurants, new restaurant openings at Mimi’s Café, and strong sales in the Company’s food products segment, all of which more than offset same-store sales declines at Mimi’s Café.

•	Cost of sales — Cost of sales was $134.9 million, or 30.0 percent of net sales, in the third quarter of fiscal 2008 compared to $124.0 million, or 29.5 percent of net sales, in the third quarter of fiscal 2007. This increase is the result of higher costs for commodities in the restaurant segment that more than offset decreased raw materials costs in the food products segment.

•	Operating wages — Operating wages were $150.5 million, or 33.5 percent of net sales, in the third quarter of fiscal 2008 compared to $148.5 million, or 35.4 percent of net sales, in the third quarter of fiscal 2007. This improvement as a percentage of net sales is the result of effective labor management, as well as leverage from same-store sales increases at Bob Evans Restaurants and sales increases in the food products segment. These operational improvements more than offset the impact of minimum wage increases, as well as same-store sales declines at Mimi’s Café and higher pre-opening expenses associated with a year-over-year increase in new store openings (see “Restaurant Segment Highlights” for more information on the increase in pre-opening expenses).

•	SG&A — Selling, general and administrative expenses were $41.1 million, or 9.1 percent of net sales, in the third quarter of fiscal 2008 compared to $33.4 million, or 8.0 percent of net sales, in the third quarter of fiscal 2007. The third quarter fiscal 2008 results include the impact of:
•	The $3.7 million charge noted earlier for nine underperforming Bob Evans Restaurants that the Company closed in February.

•	The net gains noted earlier of $0.1 million on the sale of restaurant assets in the third quarter of fiscal 2008 compared to net gains of $0.9 million in the third quarter of fiscal 2007.

•	The charge noted earlier of $0.7 million related to the settlement of a dispute with a third party.
•	Operating Income — The Company’s reported consolidated operating income was $32.7 million in the third quarter of fiscal 2008, an 11.2 percent increase compared to $29.4 million in the third quarter of fiscal 2007.

•	Income Taxes — The Company’s effective tax rate was 32.7 percent in the third quarter of fiscal 2008, compared to an effective tax rate of 31.5 percent in the third quarter of fiscal 2007.

•	Diluted Weighted-Average Shares Outstanding — The Company’s diluted weighted-average share count was 32.6 million shares in the third quarter of fiscal 2008, compared to 36.7 million in the third quarter of fiscal 2007.
Chairman of the Board and Chief Executive Officer Steve Davis said, “We delivered a solid third quarter due to several factors, including overall sales growth and a successful effort to drive productivity throughout our entire organization, most notably, a third-consecutive quarter of excellent cost management in our restaurant segment. Also contributing to our results was another strong performance by our food products business, which continues to deliver better-than-expected growth in both sales and profit margins.”
Restaurant Segment Highlights
Same-store sales at Bob Evans Restaurants were up 1.5 percent for the third quarter, with average menu prices up 2.8 percent. At Mimi’s Café, same-store sales decreased 2.0 percent for the quarter, with average menu prices up 2.6 percent. The restaurant segment’s total sales for the quarter increased 5.9 percent from a year ago, due partly to the previously mentioned $6.6 million in gift-certificate and gift-card breakage at Bob Evans Restaurants.
The restaurant segment’s reported operating income decreased approximately 50 basis points as a percentage of sales compared to the third quarter of fiscal 2007. In addition to the breakage benefit, items impacting operating margins include the following:

•	The $3.7 million charge noted earlier for nine underperforming Bob Evans Restaurants that the Company closed in February.

•	Lower same-store sales at Mimi’s Café and higher commodities costs, which increased restaurant-segment cost of sales by approximately 60 basis points as a percentage of net sales

•	The previously mentioned gain of $0.1 million from the sale of real estate assets, which is less than the $0.9 million in pretax gains from the sale of real estate assets that the Company recorded in the third quarter of fiscal 2007.

•	A year-over-year increase of $1.4 million in pretax expenses for pre-opening costs due to a greater number of restaurant openings in the third quarter. The expenses associated with the restaurant openings primarily impact the labor and other operating lines of the restaurant segment income statement. During the third quarter, the Company opened eight Mimi’s Cafés and one Bob Evans Restaurant, compared to three Mimi’s Cafés and three Bob Evans Restaurants in the third quarter of fiscal 2007.
For the full fiscal year, the Company plans to build 17 new Mimi’s Cafés and two new Bob Evans Restaurants. The Company also plans to rebuild eight existing Bob Evans Restaurants. In fiscal 2008 to date, the Company has built one Bob Evans Restaurant and 11 Mimi’s Cafés, in addition to rebuilding five Bob Evans Restaurants.
Davis said, “The Bob Evans Restaurant division has now posted six consecutive quarters of same-store sales increases, and we saw favorable consumer response to several new items that we rolled out during the quarter, including our Deep Dish Dinners, our Blueberry Stacked and Stuffed Hotcakes, and our new Signature Coffee. We are also very proud of our proactive labor-management efforts, which enabled us to reduce labor costs approximately 180 basis points as a percentage of net sales in the third quarter, despite significant state minimum wage increases.
“At Mimi’s, our new management team’s focus is to drive a significant improvement in sales and profitability, as well as to open new restaurants effectively,” Davis said. “We are mindful of current sales and profit trends in parts of the country where economic conditions have adversely impacted consumer spending particularly hard, such as California, Florida, Arizona and Nevada, which account for approximately 75 percent of total Mimi’s Café sales. These trends, coupled with the higher cost associated with operating restaurants in these regions, could affect our future development plans.”
Food Products Segment Highlights
Third-quarter fiscal 2008 results in the food products segment reflected continued strong sales momentum. Pounds sold from comparable products were up 8 percent, with overall segment net sales up 12.7 percent. Operating income for the food products segment was $10.4 million, a 56.4 percent increase compared to $6.6 million a year ago. Operating margins increased approximately 360 basis points due to the sales increase, as well as lower average hog costs of $31.00 per hundredweight compared to

$39.00 a year ago. For the year to date, hog costs are $37.00 per hundredweight compared to $39.00 a year ago. Third-quarter advertising expenses were comparable to the third quarter of fiscal 2007 and lower than the Company’s most recent forecast.
Davis said, “Our food products segment achieved our 24th consecutive quarter of increased comparable pounds sold, and we continue to gain increased distribution and continued strong sales in our side dish category.”
Fiscal Year 2008 Outlook
The Company reaffirmed its estimate for reported fiscal 2008 diluted earnings per share of $1.77 to $1.84. This outlook includes a number of assumptions, including:
•	Higher commodity costs in the restaurant segment.

•	A continued soft real estate market, resulting in expected gains on the sale of restaurant assets of approximately $2.5 million, which is lower than the Company’s earlier estimate of $4 million to $5 million.

•	Lower-than-expected sales trends at Mimi’s Café.
This outlook also relies on a number of other important assumptions, including same-store sales estimates. Any of the risk factors discussed in the Company’s securities filings could affect this guidance.
Company Repurchases 2.3 Million Shares in Quarter
During the third quarter, the Company repurchased approximately 2.3 million shares of Bob Evans Farms, Inc. common stock, for a total of 4.4 million shares repurchased during fiscal 2008. Management has authorization to repurchase up to 5 million total shares during fiscal 2008. The Company has returned $152 million to shareholders in the form of share repurchases and cash dividends in the 2008 fiscal year to date.
Third-Quarter Earnings Release and Conference Call
The Company will hold its third-quarter conference call at 10 a.m. (ET) on Wednesday, Feb. 13, 2008. The dial-in number is (800) 683-1565, access code 33217417. To access the simultaneous webcast, go to www.bobevans.com and click on “Investors.” A fact sheet will be available on the company’s Web site in conjunction with the earnings release. The conference call replay will be available for 48 hours, beginning two hours after the call on Feb. 13, at (800) 642-1687, access code: 33217417. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (Jan. 25, 2008), Bob Evans owned and operated 580 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 126 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Jan. 25, 2008	Jan. 26, 2007	Jan. 25, 2008	Jan. 26, 2007
Net Sales
Restaurant Segment	$367,600	$347,108	$1,083,957	$1,036,936
Food Products Segment	82,102	72,833	216,624	199,110

Total	$449,702	$419,941	$1,300,581	$1,236,046

Operating Income
Restaurant Segment	$22,339	$22,780	$60,278	$61,865
Food Products Segment	10,393	6,646	19,943	11,892

Total	$32,732	$29,426	$80,221	$73,757

Net Interest Expense	$3,007	$2,114	$7,885	$6,952

Income Before Income Taxes	$29,725	$27,312	$72,336	$66,805

Provisions for Income Taxes	$9,720	$8,609	$23,524	$21,522

Net Income	$20,005	$18,703	$48,812	$45,283

Earnings Per Share
Basic	$0.62	$0.52	$1.44	$1.25
Diluted	$0.61	$0.51	$1.43	$1.24

Average Shares Outstanding
Basic	32,468	36,306	33,823	36,311
Diluted	32,610	36,709	34,104	36,630

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,

•	Failure to achieve and maintain positive same-store sales,

•	Changing business conditions, including energy costs,

•	Overall macroeconomic conditions that may affect consumer spending, either nationwide or in one or more of the Company’s major markets

•	Competition in the restaurant and food products industries,

•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,

•	Changes in the cost or availability of acceptable new restaurant sites,

•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,

•	Adverse weather conditions in locations where we operate our restaurants,

•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,

•	Consumer acceptance of our restaurant concepts in new geographic areas, and

•	Changes in hog and other commodity costs.
We also bear the risk of incorrectly analyzing these risks or developing strategies to address them that prove to be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contact:	Donald J. Radkoski (614) 492-4901 David D. Poplar (614) 492-4954